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March 16, 1998


MR. GUY HADDLETON, CEO
ADAYTUM, INC.
2001 Killebrew Drive, Suite 360
Minneapolis, MN 55425-1820

Dear Guy:

RE:      ACCEPTANCE OF EMPLOYMENT OFFER - CONTROLLER POSITION

Attached are two executed copies of my employment agreement with Adaytum, Inc. dated March 16, 1998 along with a copy of the accompanying offer letter. I am very excited about joining Adaytum and look forward to working closely with you and your senior executive team toward the execution of Adaytum's business plan.

As discussed with you on March 16, 1998, the following documents my understanding of certain issues which are unclear regarding my employment relationship with Adaytum:

1.       START DATE/EMPLOYEE BENEFIT PLAN PARTICIPATION:
         In order to accelerate my employee benefit plan eligibility date, my official start date will be on or before March 31, 1998 rather than April 13, 1998 as we discussed. Accordingly, my medical coverage under Adaytum's plan will begin May 1, 1998 (1st day of the month following 30 days of continuous employment) and 401K Plan eligibility will be October 1, 1998 (1st day of the month following six months of continuous employment). Also, assuming arrangements can be made, I will be attending the management meetings to be held in the UK in early April, 1998.

2.       INCENTIVE BONUS:
         The bonus amount in the offer letter is not something we had discussed previously or agreed upon. We agreed that specifics relating to an incentive plan (amount, objectives, payment timing, etc.) would be discussed after my start date. I will work with you to get these details finalized by the end of May.

3.       AUTO ALLOWANCE:
         In addition to the compensation amounts included in the Employment Agreement, we agreed upon a monthly auto allowance of $400. As discussed, due to oversight, this item was not included in the offer letter or Employment Agreement. As agreed, the monthly auto allowance will be paid in accordance with established company policy (assumed to be via the payroll system so that all taxes, etc. can be appropriately withheld). It is my intent to use this allowance to either purchase or lease (at my option) a vehicle that will enhance my image as a senior executive of Adaytum.

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4.       SEVERANCE:
         This area was not discussed in detail during my interview process. As we agreed today, as soon as possible following my start date we will execute a severance agreement that will provide for the continuance of my monthly salary (i) for a minimum of six (6) months in the event a new CFO is hired and wants to build his own team resulting in the termination of my employment by Adaytum, or (ii) for a minimum of twelve (12) months in the event Adaytum is acquired and the acquiring company either discharges me or attempts to relocate my position away from Minnesota.

Please acknowledge your agreement with the above clarifying points by signing this letter in the space provided and returning a copy to me and filing the original with my Employment Agreement and offer letter in my personnel file.

Guy, I am anxious to report to work at Adaytum. If there is anything I can do to help you in the interim please don't hesitate to call me.

Sincerely,                                      Acknowledged and Agreed To By:

/s/ Mike Mehr
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Mike Mehr                                       /s/ J. D. Guy Haddleton
                                                --------------------------------
                                                Guy Haddleton, CEO
                                                Adaytum, Inc.